Exhibit 99.1

Regional Health Properties Names Ben Waites as Chief Financial Officer

Seasoned Financial Executive Brings Experience in Refinancing Debt, Restructuring Bank Relationships, and Managing Distributed Organizations

ATLANTA, GA, September 24, 2020 — Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA), a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care, announced today that accomplished finance executive Ben Waites has joined the company, effective September 8, 2020, as its new Chief Financial Officer and Vice President. In this role, Waites will help lead the company’s efforts to drive value through strategic focus, team development, and operational and financial excellence.

Most recently, Mr. Waites spent 10 years as Vice President of Finance and Assistant Treasurer for Cajun Operating Company, Inc., the franchisor and operator of over 1,600 restaurant locations. In this role, he refinanced the organization’s debt, realizing more than $8 million in annual interest savings and restructured all bank relationships. He previously spent two years as Chief Accounting Officer of Lavie Healthcare, operator of 125 skilled nursing and rehabilitation centers and 11 years at RARE Hospitality, operator of LongHorn Steakhouse, and The Capital Grille. In these positions, Waites developed and led financial teams that supported their domestic and international growth platforms and was instrumental in a variety of strategic and capital transactions. He also led efforts to significantly reduce costs and improve organizational efficiency. He started his career in public accounting, with positions in both the Entrepreneurial Services Group and Audit department of Ernst & Young. Waites graduated from Harding University, is a Georgia CPA and will report directly to Brent Morrison, Regional Health Properties’ Chief Executive Officer and President.

Brent Morrison commented, “Ben’s experience, leadership and financial expertise, particularly within the skilled nursing industry, will be a great addition to the company. He has a well-documented history of working with large organizations with multiple locations, bringing financial teams together to maximize resources and drive the business forward.”

About Regional Health Properties

Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHEpA) is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term healthcare through facility lease and sub-lease transactions.

Regional currently owns, leases or manages for third parties 24 facilities (12 of which are owned by Regional, nine of which are leased by Regional and three of which are managed by Regional for third parties).

For more information, visit www.regionalhealthproperties.com.

Important Cautions Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements in this press release regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially from those projected or contemplated by our forward-looking statements due to various factors, including, among others: our dependence on the operating success of our operators; the significant amount of, and our ability to service, our indebtedness; covenants in our debt agreements that may restrict our ability to make investments, incur additional indebtedness and refinance indebtedness on favorable terms; the availability and cost of capital; our ability to raise capital through equity and debt financings or through the sale of assets; the effect of increasing healthcare regulation and enforcement on our operators and the dependence of our operators on reimbursement from governmental and other third-party payors; the relatively illiquid nature of real estate investments; the impact of litigation and rising insurance costs on the business of our operators; the impact on us of litigation relating to our prior operation of our healthcare properties; the effect of our operators declaring bankruptcy, becoming insolvent or failing to pay rent as due; the ability of any of our operators in bankruptcy to reject unexpired lease obligations and to impede our ability to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations; our ability to find replacement operators and the impact of unforeseen costs in acquiring new properties; the impact of COVID-19 on our business and the business of our operators, including without limitation, the extent and duration of the COVID-19 pandemic, increased costs experienced by our operators in connection therewith, and the extent to which government support may be available to our operators to offset such costs and the conditions related thereto; and other factors discussed from time to time in our news releases, public statements and documents filed by us with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in our expectations with regard thereto or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Company Contacts	Investor Relations
Brent Morrison, CFA	Brett Maas
Chief Executive Officer	Managing Partner
Regional Health Properties, Inc.	Hayden IR
Tel (678) 368-4402	Tel (646) 536-7331
brent.morrison@regionalhealthproperties.com	brett@haydenir.com